Exhibit 21.1

                        Subsidiaries of CareCentric, Inc.


Name                                 State of Incorporation or Formation
----                                 -----------------------------------
SC Holding, Inc.                     Georgia
CareCentric National, LLC            Georgia
Simione Consulting, Inc.             Georgia
Script Systems, Inc.                 New Jersey
Simione Central, Inc.                Georgia




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